CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Global Asset Management Trust of our reports dated December 18, 2025, relating to the financial statements and financial highlights of ClearBridge International Growth Fund, ClearBridge Small Cap Fund, ClearBridge Value Fund, and BrandywineGLOBAL – Multi-Sector Opportunities Fund, which appear in Legg Mason Global Asset Management Trust’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
February 19, 2026